Exhibit 99.1


                   [First Midwest Financial, Inc. Letterhead]


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

              FIRST MIDWEST FINANCIAL, INC. REPORTS SECOND QUARTER
                                    EARNINGS

Storm Lake, Iowa - (April 21, 2004) Today First Midwest Financial, Inc. reported net income of $1.7 million or $.66 per diluted share, for the 2004 fiscal year second quarter ended March 31, 2004, compared to net income of $915,000, or $.37 per diluted share, for the same period last year. Net income for the first six months of the 2004 fiscal year totaled $2.7 million or $1.05 per diluted share compared to $1.8 million, or $.71 per diluted share, during the same period last year. The Company results for both the quarter and the six-month period ended March 31, 2004 included a net gain, after income taxes, of $699,000 on the January 8, 2004 sale of a branch office in Manson, Iowa. Earnings per diluted share were increased by $.27 for both the quarter and the six-month period as a result of this gain. Excluding the net gain on the sale of the branch office, net income was $976,000 and $2.0 million, respectively, and diluted earnings per share was $.39 and $.77 per share, respectively, for the quarter and six-month period ended March 31, 2004. First Midwest was especially pleased to be able to continue to increase its earnings from operations from the prior quarter, even with the sale of over $16.1 million in deposits and over $730,000 in loans early in the quarter.

Net interest income for the first six months of the 2004 fiscal year increased $810,000, or 10.0 percent, compared to the same period last year. This was due, in part, to the Company's first six months deposit and loan growth. Excluding the impact of the Manson branch sale, transaction deposits (checking, money market, and savings accounts) grew more than 31.5 percent, total deposits grew more than 14.6 percent, and loans grew more than 6.6 percent. Wider interest rate spreads also contributed significantly to the increase in net interest income.

                                     (MORE)

Previously announced construction on the second Sioux Falls bank location is progressing ahead of schedule, and the office will be opened for business this summer. Start up costs associated with this expansion, the opening of the Des Moines bank main office in late 2002, and the development and centralization of mortgage loan operations were offset by reductions and other non-interest expenses for the first six months of fiscal 2004. Wider interest margins more than offset a decrease in gain on the sale of loans.

First Midwest is also pleased to report that it had only $1,300 of loan charge offs during the first six months of 2004. At March 31, 2004 the ratio of non-performing assets to total assets was 0.90 percent. The increase from September 30, 2003 relates to one $5.0 million loan which became non-performing during the quarter ended December 31, 2003.

Shareholders of record on March 15, 2004, received a quarterly cash dividend of 13 cents per share. This dividend was paid on April 1, 2004. The company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

At March 31, 2004, assets of First Midwest totaled $759.7 million. Shareholders' equity totaled $48.3 million, or $19.32 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. All three companies had capital ratios well in excess of regulatory requirements at March 31, 2004.

During the quarter ended March 31, 2004, First Midwest shares traded between $21.40 and $23.90. The stock of First Midwest Financial, Inc. trades on the Nasdaq National Market under the symbol "CASH".




Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

                                     (MORE)

                              Financial Highlights

                  Consolidated Statement of Financial Condition
(In Thousands)
Assets                                                    March 31, 2004   Sept. 30, 2003
     Cash and Cash Equivalents                               $  8,295         $  9,757
     Investments & Mortgage-backed Securities                 337,796          366,075
     Loans, net                                               372,187          349,692
     Other Assets                                              41,468           46,761
                                                             --------         --------
          Total Assets                                       $759,746         $772,285
                                                             ========         ========

Liabilities
     Deposits                                                $483,168         $435,553
     Borrowed Money                                           225,386          291,486
     Other Liabilities                                          2,939            2,215
                                                             --------         --------
          Total Liabilities                                  $711,493         $729,254
                                                             --------         --------

Shareholders' Equity                                         $ 48,253         $ 43,031
                                                             --------         --------
          Total Liabilities and Shareholders' Equity         $759,746         $772,285
                                                             ========         ========

                        Consolidated Statements of Income

                                                    For the 3 Months                 For the 6 Months
                                                    Ended March 31:                  Ended March 31:
(Dollars In Thousands except per share data)      2004            2003           2004             2003
Interest Income                                 $ 8,891         $ 9,002         $17,944         $17,954
Interest Expense                                  4,476           4,855           9,061           9,882
                                                -------         -------         -------         -------
Net Interest Income                               4,415           4,147           8,883           8,072
     Provision for Loan Losses                       56             108             157             283
                                                -------         -------         -------         -------
Net Interest Income After
     Provision for Loan Losses                    4,359           4,039           8,726           7,789
Other Income                                      1,691             892           2,365           1,906
Other Expenses                                    3,465           3,565           7,024           7,080
                                                -------         -------         -------         -------
Income Before Income Tax                          2,585           1,366           4,067           2,615
     Income Tax Expense                             910             451           1,415             856
                                                -------         -------         -------         -------
Net Income                                      $ 1,675         $   915         $ 2,652         $ 1,759
                                                =======         =======         =======         =======

Earnings Per Common Share (Basic):              $  0.67         $  0.37         $  1.07         $  0.71
                                                =======         =======         =======         =======
Earnings Per Common Share (Diluted):            $  0.66         $  0.37         $  1.05         $  0.71
                                                =======         =======         =======         =======

                         Selected Financial Information

For the 6 Months Ended March 31,                                            2004                2003
     Return on Average Assets                                                  0.68%               0.52%
     Return on Average Equity                                                 11.73%               7.82%
     Average Shares Outstanding for Diluted Earnings per Share            2,535,708           2,495,633

At Period Ended:                                                       March 31, 2004      Sept. 30, 2003
     Equity to Total Assets                                                    6.35%               5.57%
     Book Value per Common Share Outstanding                             $    19.32          $    17.25
     Tangible Book Value per Common Share Outstanding                    $    17.96          $    15.89
     Common Shares Outstanding                                            2,497,197           2,493,949
     Non-Performing Assets to Total Assets                                     0.90%               0.28%

First Midwest Financial, Inc. \ First Federal Building \ Fifth at Erie \ P.O. Box 1307 \ Storm Lake, Iowa 50588